                                                                  Exhibit (d)(8)


                                Amended Annex A


Goldman Sachs Asset Management will provide the services provided for in the attached Management Agreement with respect to the following Funds:

                    Goldman Sachs Growth Strategy Portfolio
              Goldman Sachs Aggressive Growth Strategy Portfolio
                   Goldman Sachs Balanced Strategy Portfolio
              Goldman Sachs Growth and Income Strategy Portfolio
                 Goldman Sachs Conservative Strategy Portfolio

For the services provided to the Funds under the Management Agreement Goldman Sachs Asset Management will be entitled to receive a fee, with respect to each Fund, equal to .35% (annualized) of a Fund's average daily net assets. The Registrant understands that Goldman Sachs Asset Management and its affiliates may receive compensation, inter alia, from the Funds for other, non-management
                          ----- ----
services, and from investment companies in which the Funds invest for services provided to such companies.

Dated: January __, 1999


                                   GOLDMAN SACHS TRUST

                                   By:_____________________________
                                Title:_____________________________

                                  GOLDMAN SACHS ASSET MANAGEMENT
                                  a division of Goldman, Sachs & Co.

                                   By:_____________________________
                                Title:_____________________________


                                      -8-